Exhibit (g)(2)

AMENDMENT TO CUSTODY AGREEMENT

AMENDMENT made as of February ___, 2023 to the Administration Agreement (the “Agreement”) made as of July 22, 2022 between AB ACTIVE ETFs, INC., a Maryland corporation (the “Company”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Custodian”). Capitalized terms not defined herein have the meaning set forth in the Agreement.

WITNESSETH

WHEREAS, the Company and the Custodian are parties to the Agreement;

WHEREAS, the Company and the Custodian wish to amend the Agreement in the manner set forth herein;

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1.                  Amendment of Agreement. Appendix A to the Agreement is amended by deleting it in its entirety and replacing it with the following:

Fund Name	Jurisdiction of Formation

AB Active ETFs, Inc.	Maryland
AB Ultra Short Income ETF	Maryland
AB Tax-Aware Short Duration Municipal ETF	Maryland
AB US Low Volatility Equity ETF	Maryland
AB US High Dividend ETF	Maryland
AB Disruptors ETF	Maryland
AB High Yield ETF	Maryland
AB US Large Cap Strategic Equities ETF	Maryland

2.    No Other Changes. Except as provided herein, the Agreement shall be unaffected hereby.

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.

AB ACTIVE ETFs, INC.

By:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Title: